As filed with the Securities and Exchange Commission on July 27, 2011

Registration No. 333-28153

Registration No. 333-46345

Registration No. 333-86487

Registration No. 333-136659

Registration No. 333-140617

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post Effective Amendment No. 1 to Form S-4 Registration Statement No. 333-28153

Post Effective Amendment No. 1 to Form S-4 Registration Statement No. 333-46345

Post Effective Amendment No. 1 to Form S-4 Registration Statement No. 333-86487

Post Effective Amendment No. 1 to Form S-4 Registration Statement No. 333-136659

Post Effective Amendment No. 1 to Form S-4 Registration Statement No. 333-140617

Sterling Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Texas	6022	74-2175590
(State or other jurisdiction or incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2950 North Loop West, Suite 1200 Houston, Texas 77092 (713) 466-8300	James W. Goolsby, Jr., Esq. Executive Vice President & General Counsel 2550 North Loop West, Suite 600 Houston, Texas 77092 (713) 466-8300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address and telephone number, including area code, of agent for service)

Copy to:

Gregory C. Hill

Locke Lord Bissell & Liddell LLP

600 Travis Street, Suite 3400

Houston, Texas 77002-3095

(713) 226-1200

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller-reporting company. See the definition of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-4 (collectively, the “Registration Statements”) of Sterling Bancshares, Inc. (the “Registrant”):

File No. 333-28153, pertaining to the registration of 1,730,000 shares of Common Stock, the maximum number of shares of Common Stock issuable to holders of common and preferred stock of First Houston Bancshares, Inc. upon consummation of the merger of First Houston Bancshares, Inc. with a wholly-owned subsidiary of the Registrant.

File No. 333-46345, pertaining to the registration of 4,000,000 shares of common stock, par value $1.00 per share, of the Company (the “Common Stock”), issuable in connection with acquisitions, directly or indirectly by the Registrant, of other business, properties or securities.

File No. 333-86487, pertaining to the registration of 10,000,000 shares of Common Stock, issuable in connection with acquisitions of other businesses, properties or securities.

File No. 333-136659, pertaining to the registration of (a) 3,050,356 shares of Common Stock, the maximum number of shares of Common Stock issuable in connection with an Agreement and Plan of Merger dated as of July 25, 2006, as amended, between the Registrant and BOTH, Inc. and (b) an indeterminate number of shares of Common Stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

File No. 333-140617, pertaining to the registration of (a) 2,476,190 shares of Common Stock, the maximum number of shares of Common Stock issuable in connection with an Agreement and Plan of Merger dated as of January 24, 2007, between the Registrant, Sterling Bank and Partners of Bank Texas and (b) an indeterminate number of shares of Common Stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

On January 16, 2011, the Registrant entered into an Agreement and Plan of Merger with Comerica Incorporated, a Delaware Corporation (“Comerica”) (as amended, the “Merger Agreement”). The Merger Agreement provides for the Registrant to merge with and into Comerica (the “Merger”), with Comerica continuing as the surviving corporation following the Merger.

In connection with the pending Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration the securities of the Registrant registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 27th day of July, 2011. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.

STERLING BANCSHARES, INC.

By:	/s/ J. Downey Bridgwater
Name: Title:	J. Downey Bridgwater Chairman, President & Chief Executive Officer